                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                     UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

SHEFSKY & FROELICH LTD., SUITE 2500, 444 N. MICHIGAN AVE., CHICAGO, IL 60611
ATTN: DENNIS B. O'BOYLE
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                           11859 SOUTH CENTRAL AVENUE
                              ALSIP, ILLINOIS 60803
                                 (708) 293-4050

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 20, 2002

To the Stockholders of Universal Automotive Industries, Inc.:

     The Annual Meeting of Stockholders of Universal Automotive Industries, Inc. (the "Company") will be held on Thursday, June 20, 2002, at 10:00 a.m., at the Radisson Hotel Lincolnwood, 4500 West Touhy Avenue, Lincolnwood, Illinois, for the following purposes:

     1. To elect nine Directors to serve until the next annual meeting of stockholders or until their successors are elected or qualified; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only Stockholders of record as of the close of business on April 22, 2002, will be entitled to notice of and to vote at the meeting or at any adjournment thereof. A copy of Universal Automotive Industries, Inc. Annual Report to Stockholders for the year ended December 31, 2001 is enclosed.



                                        By Order of the Board of Directors:



                                        Robert W. Zimmer
                                        Secretary

Chicago, Illinois

May 15, 2002

                             YOUR VOTE IS IMPORTANT

     REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL ASSURE THAT A QUORUM IS PRESENT AT THE MEETING AND SAVE US THE EXPENSE OF FURTHER SOLICITATION OF PROXIES.

                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                           11859 SOUTH CENTRAL AVENUE
                              ALSIP, ILLINOIS 60803


                          -----------------------------

                                 PROXY STATEMENT

                         ------------------------------



                   PROXY SOLICITATION AND GENERAL INFORMATION

         This proxy statement (the "Proxy Statement") is furnished to the holders (collectively, the "Stockholders") of shares of common stock, par value $0.01 per share (the "Common Stock"), Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock") and Series B Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), of Universal Automotive Industries, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors (the "Board of Directors") for use at the annual meeting of Stockholders (the "Meeting") to be held on Thursday, June 20, 2002, at 10:00 a.m., at the Radisson Hotel Lincolnwood, 4500 West Touhy Avenue, Lincolnwood, Illinois, and any adjournment thereof. Our bylaws (the "Bylaws") require the Directors to call and hold an annual meeting of stockholders each year. We mailed this Proxy Statement and the enclosed proxy to our Stockholders on or about May 15, 2002. Stockholders who wish to attend the meeting should contact us at (708) 293-4050.

         Only Stockholders of record at the close of business on April 22, 2002 (the "Record Date") will be entitled to notice of and to vote at the Meeting. On the Record Date, 8,220,949 shares of our common stock, par value $.01 per share (the "Common Stock"), having one vote each, were issued and outstanding. In addition, there were outstanding 201,438 shares of Series A Preferred Stock, convertible into 2,014,380 shares of Common Stock and 100,000 shares of Series B Preferred Stock, convertible into 1,000,000 shares of Common Stock on the Record Date. The holder of the Series A Preferred Stock is entitled to cast a total of 1,866,645 votes and the holder of the Class B Preferred Stock is entitled to cast a total of 1,000,000 votes. The Series A and B Preferred Stock vote together with the Common Stock as one class on the matters covered by this Proxy Statement. A majority of the outstanding shares of Common Stock on an as-converted basis, represented at the Meeting in person or by proxy, will constitute a quorum.

         We will bear all costs associated with the solicitation of proxies, including the cost of preparing, printing and mailing this Proxy Statement and the reimbursement of brokerage firms and other record holders of shares of Common Stock for their expenses in forwarding proxy materials to beneficial owners of such shares. Following the original solicitation of proxies by mail, proxies may be solicited by our officers and employees by telephone, facsimile, telegraph or in person. Such officers and employees will not be additionally compensated for soliciting proxies.

         Shares represented by properly executed proxies in the accompanying form received by the Board of Directors prior to the Meeting will be voted at the Meeting. Shares not represented by properly executed proxies will not be voted. If a Stockholder specifies a choice with respect to any matter to be acted upon, the shares represented by that proxy will be voted as specified. If the Stockholder does not specify a choice, in an otherwise properly executed proxy, with respect to any proposal referred to therein, the shares represented by that proxy will be voted with respect to that proposal in accordance with the recommendations of the Board of Directors described herein. A Stockholder who signs and returns a proxy in the accompanying form may revoke it by: (i) giving written notice of revocation to us before the proxy is voted at the Meeting;
(ii) executing and delivering a later-dated proxy; or (iii) attending the Meeting and voting the shares in person.

         The affirmative vote of a majority of the shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, with the Series A Preferred Stock and Series B Preferred Stock voting on an as converted basis and voting as a group with the holders of Common Stock, present in person or represented by proxy at the Meeting is required for the election of Directors. Votes may be cast in favor of matters voted on at the Meeting or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes (shares not voted by brokers due to the absence of instructions from street name holders) on a matter are not considered voted or as present or represented on that matter and will have no effect on the outcome of the election of Directors. Unless the context otherwise requires, the terms "we," "us" or "our" include Universal Automotive Industries, Inc. and our direct and indirect subsidiaries, including our predecessor, Universal Automotive, Inc.

                              ELECTION OF DIRECTORS

         The Board of Directors has nominated the nine persons named below for election as Directors at the Meeting to serve until the 2003 annual meeting of Stockholders and until their elected successors are qualified. The Bylaws provide that the Board of Directors shall consist of nine Directors. At the present time, our Board consists of nine persons. All of the nominees below are presently serving as members of the Board of Directors. Each nominee has consented to have his or her name appear as a nominee in this Proxy Statement and to serve as a Director, if elected. Should any nominee become unable to serve as a Director, shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock represented at the Meeting by valid proxies may be voted for the election of such substitute nominee(s) as may be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve as a Director.

         The following information is provided concerning the nominees for election as Directors of the Company:

====================================================================================================================
NAME                     AGE      DIRECTOR SINCE      PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
----                     ---      --------------      --------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Arvin Scott              45       1986                Mr. Scott has served as our President and Chief Executive
                                                      Officer since March 1996. Mr. Scott served as our Executive
                                                      Vice President from October 1994 to March 1996 and served as our Vice President from 1986 to October 1994. Mr. Scott joined us in 1981 as a purchaser of automotive aftermarket
                                                      replacement parts for distribution in the Chicago jobber
                                                      market. From 1984 to 1986, Mr. Scott served as Vice President of an unaffiliated Chicago-based warehouse distributor, of which he was a 50% owner. Mr. Scott oversees the distribution of the UBP Universal Brake Parts line and our manufacturing operations.

--------------------------------------------------------------------------------------------------------------------
Yehuda Tzur              49       1981                Mr. Tzur, our founder, has served as our Chairman of the Board of Directors from October 1994 through September 2001 and
                                                      presently is Co-Chairman of our Board of Directors. From 1981
                                                      to March 1996, Mr. Tzur served as our President and Chief
                                                      Executive Officer. Mr. Tzur oversees our administrative
                                                      functions and our wholesale commodities operations.

--------------------------------------------------------------------------------------------------------------------
Sami Israel              60       1984                Mr. Israel has served as our Vice President since October 1994 and served as our Treasurer from 1984 to October 1994. Mr.
                                                      Israel manages our shipping and receiving operations from our headquarters located in Alsip, Illinois.

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Sol S. Weiner            83       1995                Mr. Weiner is a private investor and currently is a Director of Comtech Telecommunications, Inc.

--------------------------------------------------------------------------------------------------------------------
Sheldon Robinson         75       1995                Mr. Robinson is an owner and President of Associated Financial
                                                      Consultants, Inc. and Robinson Financial Group, Inc., which companies sell insurance and investment products. Mr. Robinson has been in the insurance business since 1963.

--------------------------------------------------------------------------------------------------------------------
Dennis L. Kessler        63       1997                Mr. Kessler is President of Kessler Management Consulting,
                                                      LLC. Prior to February 1998, Mr. Kessler was Co-President of
                                                      Fel-Pro Incorporated which manufactured and distributed
                                                      gaskets, engine parts and industrial chemicals. Mr. Kessler served in various capacities with Fel-Pro since 1964.


--------------------------------------------------------------------------------------------------------------------
Zemin Xu                 30       2001                Mr. Xu is a Vice President and a Director of Venture Equities
                                                      Management, Inc., an affiliate of Wanxiang Group Companies
                                                      China, a diversified manufacturing and distribution company headquartered in the Peoples' Republic of China. From 1997 to
                                                      2000, Mr. Xu was the Deputy General Manager of the Department
                                                      of Investment at Bank of China International Investment
                                                      (Hainan) Ltd.

--------------------------------------------------------------------------------------------------------------------
Feng Dong                40       2001                Mr. Dong was a project manager at Wanxiang America Corporation from 1997 to 2000. From 1995 to 1997, Mr. Dong was the
                                                      Director of International Finance at Wanxiang Group Companies
                                                      China. Mr. Dong is Co-Chairman of our Board of Directors.

--------------------------------------------------------------------------------------------------------------------
M. Catherine Jaros       53       2000                Ms. Jaros operates M. Catherine Jaros Consulting, a business development, marketing and e-strategy consulting firm. From
                                                      1999 to 2000, Ms. Jaros was president of Starbelly.com, Inc.
                                                      which specialized in business to business shipping on demand.
                                                      From 1998 to 1999 Ms. Jaros was acting president and a
                                                      Director of Kriti Interactive Media, Inc. which provided
                                                      strategic, financial and customer development oversight on behalf of a major interactional investment group. From 1992 to
                                                      1997, Ms. Jaros was Vice-President, Marketing and Strategy for
                                                      the Tribune Company. Ms. Jaros has held various positions
                                                      involving marketing and business development since 1973.

====================================================================================================================


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

                          CERTAIN INFORMATION REGARDING
                             THE BOARD OF DIRECTORS

         In 2001, the Board of Directors held five meetings at which all Directors were present. All of our directors attended at least 75% of all meetings. The Board of Directors presently has a Compensation Committee, a Nominating Committee and an Audit Committee.

         The Compensation Committee is responsible for reviewing, determining and establishing the salaries, bonuses and other compensation of our executive officers. Because our executive officers' employment agreements presently control the compensation paid to such executive officers, the Compensation Committee only met one time during 2001. The Compensation Committee is presently comprised of Mr. Robinson, Mr. Weiner and Mr. Kessler, none of whom has ever been an officer or employee. Mr. Robinson is Chairman of the Compensation Committee.

         The Nominating Committee nominates candidates for election to the Board of Directors. The Nominating Committee consists of Mr. Scott (Chairman) and Messrs. Kessler, Tzur and Israel. The Nominating Committee did not meet during 2001.

         The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring our financial policies and control procedures, reviewing and monitoring the provision of non-audit services by our independent auditors and reviewing all potential conflict of interest situations. The Audit Committee is comprised of Mr. Robinson, Mr. Weiner, Mr. Kessler and Ms. Jaros. Mr. Weiner is Chairman of the Audit Committee. The Audit Committee met three times during 2001.

         We, the members of the Audit Committee of Universal Automotive Industries, Inc., represent the following:

         1) The Audit Committee has reviewed and discussed our audited financial statements with our management;

         2) The Audit Committee has discussed with Altschuler, Melvoin and Glasser LLP, our independent auditors, the matters required to be discussed by Statement of Accounting Standards 61, as may be modified or supplemented;

         3) The Audit Committee has received the written disclosures from Altschuler, Melvoin and Glasser LLP required by Independence Standards Board Standard No. 1 and has discussed with Altschuler, Melvoin and Glasser LLP its independence; and

         4) Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Form 10-K for the year ended December 31, 2001.

         M. Catherine Jaros   Dennis L. Kessler  Sheldon Robinson  Sol S. Weiner

         The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available to Stockholders upon request. All of the members of the Audit Committee are independent, as independence is defined in
Section 4200 of the rules of the Nasdaq Stock Market.

                               EXECUTIVE OFFICERS

         The following sets forth information with respect to our executive officer who is not a Director. Such officer is elected annually by the Directors and serves until his successor is elected or until his death, resignation or removal by the Directors:

         Robert W. Zimmer, Chief Financial Officer, Secretary and Treasurer. Mr. Zimmer joined us as our Chief Financial Officer, Secretary and Treasurer in November 2001. Prior to joining us, Mr. Zimmer was the Chief Financial Officer, Secretary and Treasurer of IMPAXX, Inc., an international packaging manufacturer. Mr. Zimmer was previously the Chief Financial Officer of CFI Industries, Inc. and Kalmus & Associates, Inc.

                           SHARE OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of shares of our voting stock as of April 22, 2002 by:

         - each Director who beneficially owns shares of our voting stock;

         - each of our executive officers;

         - each person that is known by us to beneficially own more than 5% of the outstanding shares of our voting stock; and

         - all of our Directors and executive officers as a group.

         As of April 22, 2002, we had 8,220,949 shares of Common Stock, 201,438 shares of Series A Preferred Stock and 100,000 shares of Series B Preferred Stock outstanding. The outstanding shares of Series A and Series B Preferred Stock, as of April 22, 2002, were convertible into 3,014,380 shares of our Common Stock. The holder of the Series A Preferred Stock is entitled to cast a total of 1,866,645 votes and the holder of the Class B Preferred Stock is entitled to cast a total of 1,000,000 votes. Holders of Class A Preferred Stock and Class B Preferred Stock vote together with the Common Stock with respect to all matters covered by this Proxy Statement (in addition to voting rights as to certain matters limited to the holders of the Series A and B Preferred Stock).

         For purposes of the following table, a person is deemed to be the beneficial owner of securities that can be acquired by the person within 60 days from April 22, 2002 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by the person, but not those held by any other person, and which are exercisable within 60 days from April 22, 2002, have been exercised. Unless otherwise indicated, we believe that all persons named in this table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Unless otherwise indicated, the address of each person listed in the following table is 11859 South Central, Alsip, Illinois 60803.

                              BENEFICIAL OWNERSHIP

                                                                  Shares Issuable
                                                                 Pursuant to Options
                                                                    or Warrants
                                                                 Exercisable Within
                                                                     60 Days of
Name                                     Number of Shares          April 22, 2002         Percent Beneficially Owned
----                                     ----------------          --------------         --------------------------
Venture Equities Management, Inc.         2,014,380(1)              1,600,000(2)                  28.16%
Wanxiang America Corporation
Wanxiang Group Corporation
Arvin Scott                                 978,650                   154,800(3)                   9.95%
Yehuda Tzur                               1,042,500                    74,800(4)                   9.88%
FINOVA Mezzanine Capital, Inc.            1,000,000(5)                                             8.90%
Sami Israel                                 941,000(6)                  9,600(7)                   8.45%
Sol S. Weiner                               107,000(8)                  7,000(9)                      *
Sheldon Robinson                            115,000(10)                 7,000(11)                  1.09%
Dennis L. Kessler                           100,000(12)                 5,000(13)                     *
Robert W. Zimmer                              1,000                         0                         *
M. Catherine Jaros (14)                           0                     1,000(15)                     *
Feng  Dong(16)                                    0                         0                         *
Zemin Xu(16)                                      0                         0                         *
All Directors, and officers as a          3,285,150                   259,200(17)                 30.71%
group (10 persons)

-----------
* less than one percent

(1) Includes 201,438 shares of Series A Preferred Stock which are convertible into 2,014,380 shares of our Common Stock and having voting rights equivalent to 1,866,645 shares of Common Stock with respect to all matters to be voted on by the holders of Common Stock (in addition to voting rights as to certain matters limited to the holders of the Series A and B Preferred Stock). All of the shares of Series A Preferred Stock are owned by Venture Equities Management, Inc. Wanxiang America Corporation and Wanxiang Group Companies China are also considered beneficial owners of these shares. Wanxiang America Corporation and Wanxiang Group Companies China disclaim beneficial ownership of these shares. The address of Venture Equities Management, Inc. and Wanxiang America Corporation is 88 Airport Rd., Elgin, Illinois 60123. The address of Wanxiang Group Companies China is Xiaoshan District, Hangzhou, Zhejiang, 311215, P.R. China.

(2) Consists of warrants to purchase a total of 1,600,000 shares of our Common Stock owned by Venture Equities Management, Inc.

(3) Consists of 154,800 shares issuable upon the exercise of options held by Mr. Scott.

(4) Consists of 74,800 shares issuable upon the exercise of options held by Mr. Tzur.

(5) Consists of 100,000 shares of Series B Preferred Stock which are convertible into, and have voting rights equivalent to, 1,000,000 shares of our Common Stock. The address of FINOVA Capital is 500 Church Street, Suite 200, Nashville, Tennessee 37219.

(6)      Includes 467,050 shares owned by Mr. Israel's spouse and children.

(7) Consists of 6,000 shares of issuable upon the exercise of options held by Mr. Israel.

(8) Includes 6,000 shares owned by Mr. Weiner's spouse. Mr. Weiner's address is 101 Hamilton Avenue, Evanston, Illinois 60202.

(9) Consists of 7,000 shares issuable upon the exercise of options held by Mr. Weiner.

(10) Includes 100,000 shares owned by a general partnership managed by Mr. Robinson. Mr. Robinson's address is 6633 North Sacramento, Chicago, Illinois 60645.

(11) Consists of 7,000 shares issuable upon the exercise of options held by Mr. Robinson.

(12)     Mr. Kessler's address is 170 Lakeside Place, Highland Park, Illinois
         60035.

(13) Consists of 5,000 shares issuable upon the exercise of options held by Mr. Kessler.

(14)     Ms. Jaros' address is 216 Summerfield Road, Northbrook, Illinois 60062.

(15)     Consists of 1,000 shares issuable upon exercise of options held by Ms.
         Jaros.

(16) The address of each of Messrs. Dong and Xu is 88 Airport Rd., Elgin, Illinois 60123.

(17)     Consists of 259,200 shares issuable upon the exercise of options.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

         Each Director who is not an officer or employee, except for Mr. Dong and Mr. Xu, receives a fee of $2,500 per quarter and is reimbursed for out-of-pocket expenses incurred in connection with attending meetings of our Board of Directors. During 2001, Messrs. Weiner, Robinson and Kessler and Ms. Jaros each received $10,000 in Directors fees. Although we do not have a formal policy regarding the issuance of options to Directors as part of their compensation, we have historically made an annual grant to each of our Directors of options to purchase 1,000 shares of our Common Stock. In 2001 we issued options to purchase 1,000 shares of our Common Stock to each of Ms. Jaros, Mr. Kessler, Mr. Robinson and Mr. Weiner, all of which had exercise prices of $1.95 per share.

         Compensation Committee. The Compensation Committee of our Board of Directors is comprised of Messrs. Robinson, Weiner and Kessler, none of whom have ever been an officer or employee of ours. Mr. Robinson is chairman of the Compensation Committee. None of our executive officers serves or has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving on our Board or Compensation Committee. Before we formed the Compensation Committee, all compensation decisions were made by our entire Board of Directors. The duties of the Compensation Committee are generally to review employment, development, reassignment and compensation matters involving corporate officers and other executive level employees as may be appropriate including, among other things, issues relating to salary, bonus, stock options and other incentive arrangements.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         Presently, all compensation decisions relating to the salaries of the named executive officers are governed by employment agreements between each of Mr. Tzur, Scott and Israel and us, which agreements provide for the payment of annual base salaries, subject to increases or decreases, to each of such individuals in amount as determined by either the Board of Directors or the Compensation Committee, and periodic bonuses. Because the named executive officers' employment agreements presently control the compensation paid to such executive officers, the Compensation Committee did not formulate policies with respect to the named executive officers' compensation during 2001.

             Sheldon Robinson         Sol S. Weiner          Dennis L. Kessler

EMPLOYMENT AGREEMENTS

         Mr. Tzur, Mr. Scott and Mr. Israel are each parties to employment agreements with us. All of these agreements extend to May 2002, unless terminated sooner in accordance with the provisions of the agreements, and provide for the automatic renewal of the agreements for successive periods of one year. The employment agreements of Mr. Tzur, Mr. Scott and Mr. Israel currently provide for annual base salaries of $230,432, $257,250 and $143,220, respectively, and periodic bonuses. Under the terms of the employment agreements, as amended, these officers' compensation is subject to periodic adjustment by our Board of Directors, or a committee of the Board.

         The above employment agreements contain non-competition covenants under which Messrs. Tzur, Scott and Israel are prohibited from owning, subject to limited exceptions, or providing specified services to, businesses similar to or in competition with our business, during the period that these individuals are employed under the employment agreements, and for a one-year period thereafter.

EXECUTIVE COMPENSATION

         The following table sets forth information with respect to the total annual compensation paid by us to our Chief Executive Officer and each of our other executive officers whose total cash compensation for the year ended December 31, 2001 exceeded $100,000:

                                          SUMMARY COMPENSATION TABLE
                                                                                   LONG-TERM
                                                     ANNUAL COMPENSATION          COMPENSATION         ALL OTHER
                                                    ---------------------      -----------------
NAME AND PRINCIPAL POSITION             YEAR        SALARY        BONUSES      NUMBER OF OPTIONS      COMPENSATION
---------------------------             ----        ------        -------      -----------------      ------------
Yehuda Tzur                             2001       $212,000         --               25,000                --
Co-Chairman of the Board                2000       $208,000       $25,000            25,000                --
                                        1999       $190,000         --               30,000                --
Arvin Scott                             2001       $235,000         --               50,000                --
President and Chief Executive Officer   2000       $220,000       $25,000            25,000                --
                                        1999       $200,000         --               40,000                --
Sami Israel                             2001       $137,440         --                3,000                --
Vice President                          2000       $143,220        $7,000            10,000                --
                                        1999       $139,050         --                5,000                --
Jerome Hiss                             2001       $131,200         --                 --                  --
Chief Financial Officer and             2000       $111,300       $14,500            12,000                --
Secretary(1)                            1999       $106,000         --               12,000                --

(1)  Mr. Hiss was employed by us until November 2001.


         The total compensation we paid to all persons who served as our Directors and executive officers in 2001, eleven persons, was $768,000.

STOCK OPTION PLAN

         We maintain the Universal Automotive Industries, Inc. Share Option Plan, which we will refer to as the "stock option plan," for the benefit of key employees, non-employee Directors, advisors, independent contractors and other persons whom our Board of Directors believes are valuable to us. Options granted under the stock option plan may be either incentive stock options, or "ISOs," under Section 422 of the Internal Revenue Code of 1986 or nonstatutory options, or options which are not intended to be "incentive stock options," as defined in
Section 422 of the Code.

         Our stock option plan, which was adopted by the Board of Directors on October 13, 1994 and approved by our stockholders on October 13, 1994, is intended to encourage ownership of our Common Stock by eligible persons such as employees, officers, Directors, and consultants, in order to attract these persons or to encourage them to serve or continue to serve with us, and to provide additional incentives for these persons to promote our success. The stock option plan has been amended on several occasions to increase the number of shares subject to the plan.

The latest amendment increased the total shares of common stock reserved for issuance under the stock option plan to 1,400,000. The plan is administered by our Board of Directors, which may delegate its authority to a committee.

         Under our stock option plan, no ISOs may be granted after ten years from the date of adoption and approval of the stock option plan by our Board and stockholders. The fair market value of shares of common stock with respect to which ISOs are exercisable for the first time by any person eligible to participate in the plan during any calendar year shall not exceed $100,000.

         The exercise price per share for shares underlying each nonstatutory option will be determined by our Board of Directors, which has the power to determine eligibility to receive options and the terms of any options granted, including the exercise price, the number of shares subject to the nonstatutory option, the vesting schedule and the exercise period. The exercise price per share for shares underlying all ISOs granted under the stock option plan must be at least equal to the fair market value of a share of our common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of our outstanding capital stock, the exercise price per share for shares underlying any ISO granted must equal at least 110% of the fair market value of a share of common stock covered by the ISO on the grant date, and the ISO shall terminate not more than ten years from the grant date.

         Nonstatutory options must terminate not more than eleven years from the date of grant. All options granted under the stock option plan may be exercised over a period of time after such person leaves our employment or after death. All options granted under the stock option plan are non-transferable.

         As of April 22, 2002 the market value of our common stock, based upon the closing price on the Nasdaq SmallCap Market, was $1.75 per share. The following table sets forth the amount of all options received, to date, by the persons listed in the table:

            Name                                                          Amount of Options
            ----                                                          -----------------

            Yehuda Tzur, Chairman of the Board                                 181,000
            Arvin Scott, President and Chief Executive Officer                 367,000
            Sami Israel, Vice-President                                         33,000
            Robert W. Zimmer, Chief Financial Officer and Secretary             50,000
            All current executive officers, as a group                         631,000
            All current Directors who are not executive officers, as a
            group                                                               20,000
            All employees, including all current officers who are not
            executive officers, as a group                                     288,550


OPTION GRANTS

         The following table sets forth information with respect to options granted to Messrs. Tzur, Scott, Israel and Zimmer during the year ended December 31, 2001 under our stock option plan. We did not grant any stock appreciation rights during the year.

                              Option Grants in 2001


                                                                                        Potential Realized Value
                                                                                         at Assumed Annual Rates
                                                                                       of Stock Price Appreciation
                             Individual Grants                                               for Option Term
----------------------------------------------------------------------------------     ---------------------------
                      Number of         % of Total
                      Securities     Options Granted
                      Underlying       to Employees    Exercise Price   Expiration
Name               Options Granted    in Fiscal Year     (per Share)        Date         5% ($)          10% ($)
----               ---------------    --------------   --------------   ----------       ------          -------
Yehuda Tzur               25,000           14.2%            $2.41         1/5/2011       $28,932         $ 81,757
Arvin Scott               50,000           28.5%            $2.41         1/5/2011       $57,864         $163,514
Sami Israel                3,000           1.71%            $2.19         1/5/2011       $ 4,132         $ 10,480
Robert Zimmer             50,000           28.5%            $2.66       11/28/2011       $83,642         $211,968


AGGREGATE OPTION EXERCISES IN FISCAL 2001 AND FISCAL YEAR-END OPTION VALUES

         The following table provides information on option exercises during the year ended December 31, 2001 by our executive officers and the value of these officers' unexercised stock options as of December 31, 2001.

                                                       Number of Unexercised         Value of Unexercised
                                                         Options at 12/31/01    In-the-Money Options at 12/31/01
                                                     -----------------------------------------------------------
                        Shares
                       Acquired          Value
Name                on Exercise (#)  Realized ($)    Exercisable   Unexercisable    Exercisable    Unexercisable
----                ---------------  ------------    -----------   -------------    -----------    -------------
Yehuda Tzur                0               0             64,800        66,200        $ 56,728         $ 79,507
Arvin Scott                0               0            139,800       127,200        $179,900         $159,042
Sami Israel                0               0              7,000        16,000        $ 10,980         $ 20,120
Robert Zimmer              0               0                  0        50,000        $      0         $ 39,000


COMPARATIVE PERFORMANCE GRAPH

         The graph set forth below compares cumulative total shareholder return on our Common Stock with the cumulative total return of the companies listed on the Nasdaq Stock Market (U.S. Companies) ("Nasdaq Market Index") and an industry group consisting of publicly-traded companies included in the Company's Standard Industrial Classification Code (SIC Code 5013 - Motor Vehicle Supplies & New Parts) (the "Industry Index") for the period from December 31, 1995 to December 31, 2001. The comparison assumes the investment of $100 in Common Stock, the Nasdaq Market Index and the Industry Index on December 31, 1995 and the reinvestment of all dividends. The shareholder return of each of the companies in the Industry Index has been weighted according to market capitalization at the beginning of each measurement period. Although most of the companies included in the Industry Index engage in the distribution of brake parts, such companies also engage in other lines of business.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                   AMONG UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                     NASDAQ MARKET INDEX AND SIC CODE INDEX

-------------------------------------------------------------------------------
               1996       1997       1998      1999       2000       2001
-------------------------------------------------------------------------------
Universal      100         89.4      54.55    112.12     96.97      166.79
-------------------------------------------------------------------------------
SIC            100       106.72     102.12     77.15     82.81      127.57
-------------------------------------------------------------------------------
NASDAQ         100       122.32     172.52    304.29    191.25      152.46
-------------------------------------------------------------------------------



                    ASSUMES $100 INVESTED ON JANUARY 1, 1996
                           ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 2001

LIMITATION ON LIABILITY OF AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our certificate of incorporation limits the liability of Directors to the maximum extent permitted by Delaware law. Delaware law provides that Directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as Directors, except for:

         o any breach of their duty of loyalty to the corporation or its stockholders;

         o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o unlawful payments of dividends or unlawful stock repurchases or redemptions; or

         o any transaction from which the Director derived an improper personal benefit.

         The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

         Our certificate of incorporation and bylaws provide that we will indemnify our Directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, Director, employee or other agent for any liability arising out of his or her actions in his or her capacity as an officer, Director, employee or other agent, regardless of whether our bylaws would permit indemnification for the liability.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange

Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         We intend to enter into agreements to indemnify our Directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, will provide for indemnification for judgments, fines, settlement amounts and expenses, including attorneys' fees incurred by any Director, executive officer or controller of ours in any action or proceeding, including any action by us or on our behalf, arising out of the person's services as a Director, executive officer or controller, or of any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as Directors and executive officers. The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our Directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our Directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may lose value to the extent we pay the costs of settlement or damage awards against our Directors and officers under these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our Directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our Directors, executive officers and persons who own more than 10% of the outstanding shares of our Common Stock file with the Securities and Exchange Commission certain reports relating to their ownership of Common Stock and changes in such ownership. We are required to identify in this Proxy Statement any persons subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the copies of such reports furnished to us, all such reports were filed on a timely basis, except for a Form 3 filed on behalf of M. Catherine Jaros.

                              CERTAIN TRANSACTIONS

         We maintain key man term life insurance policies which we purchased through the insurance agency of which Sheldon Robinson, a Director, is an owner, covering the life of Mr. Scott in the amount of $6,000,000 and Mr. Tzur in the amount of $1,000,000, the proceeds of which would be payable to us. We paid premiums of approximately $10,000 for these policies in 2001 and approximately $9,000 for these policies in 2000.

         Our Board of Directors has approved unsecured loans to each of Yehuda Tzur, one of our Co-Chairman, and Arvin Scott, our President and Chief Executive Officer. As of December 31, 2001, amounts of $177,500 and $136,200 were due from Messrs. Tzur and Scott, respectively. The loans are due on demand and bear interest at the applicable federal rate imposed by the Internal Revenue Service for one-year obligations.

         During late 2000 and early 2001, each of Messrs. Kessler and Weiner exchanged 200,000 shares of preferred stock of eParts eXchange, Inc., which is one of our subsidiaries, for 50,000 shares of our Common Stock. The exchange ratio for the eParts eXchange preferred stock is the same for all persons who exchanged their eParts eXchange preferred stock for our Common Stock.

         During 2001, we purchased material from Wanxiang America Corporation, an affiliate of Venture Equities Management, Inc., which holds all of our outstanding Series A Preferred Stock. The aggregate amount of such purchase was approximately $565,000.

         We believe that the transactions described above were fair and reasonable and on terms at least as favorable as we would expect to negotiate with an unaffiliated third party. In the future, we intend to present all proposed transactions between us and our officers, Directors, 5% shareholders and affiliates to our Board of Directors for consideration and approval. Any such transaction will require approval by a majority of the Directors and such transactions will be on terms no less favorable than those available to disinterested third parties.

STOCKHOLDERS AGREEMENT AND PROXIES

         In connection with the issuance of the 201,438 shares of Series A Preferred Stock to Venture Equities Management, Inc., or "VEMI," we, Mr. Tzur, Mr. Scott, Mr. Israel and VEMI entered into a stockholders agreement. We also issued to VEMI a warrant to purchase up to 1,600,000 shares of Common Stock at $2.00 per share for 800,000 shares and the greater of $2.00 per share or 90% of the average market price of our Common Stock for the 60 consecutive trading days immediately preceding exercise, exercisable on or before August 28, 2002 for the remaining 800,000 shares and a Default Warrant to purchase up to 1,600,000 shares of Common Stock at the greater of (i) 150% of net equity, as defined in the stockholders agreement, or (ii) 60% of EBITDA divided by the number of outstanding shares of Common Stock on the exercise date, exercisable in the event the Company fails to meet certain conditions. In the stockholders agreement, Mr. Tzur, Mr. Scott and Mr. Israel agreed to vote their shares in favor of, and we agreed to take all actions within our control so that our Board of Directors will consist of nine members, two of whom are designated by VEMI, and that one of the individuals designated by VEMI would be appointed as co-chairman of the Board. We also agreed to take any actions within our control, and these shareholders agreed to vote in favor of actions, needed to ensure that the composition of the Board of Directors of each of our subsidiaries would be proportionate to that of our Board, provided that at least one VEMI designee was on the Board of each of our subsidiaries, and that the composition of any committees of our Board of Directors would be proportionate to that of our Board, provided that at least one VEMI designee would be on each committee. The stockholders' agreement also provides that Mr. Tzur, Mr. Scott and Mr. Israel will vote their shares in favor of the election of the VEMI designees to our Board of Directors.

         The stockholders agreement provides that if Mr. Tzur, Mr. Scott or Mr. Israel wish to transfer their shares, they must notify VEMI of the proposed transfer, and that VEMI has the right to purchase the shares on the proposed terms. The agreement provides a similar right to Mr. Tzur, Mr. Scott and Mr. Israel in the event VEMI proposes to transfer its shares to one of our competitors.

         In the stockholders agreement, we also granted pre-emptive rights to VEMI which entitle VEMI, in connection with most offerings of stock or securities convertible into Common Stock, to purchase a number of the new securities sufficient to enable VEMI to maintain its percentage of ownership of our voting stock on the most favorable terms made available to other purchasers in the offering. The pre-emptive rights granted to VEMI do not apply to the issuance of up to 200,000 shares of our Common Stock under our stock option plan to persons who have never been Directors of ours, or shares issued upon the exercise of options or warrants outstanding on the date we issued the Series A Preferred Stock. The provisions of the stockholders agreement with regard to the designation of Directors by VEMI and similar matters, the rights of VEMI and Mr. Tzur, Mr. Scott and Mr. Israel to purchase stock in specified circumstances and the pre-emptive rights granted to VEMI will terminate if the shares of our Common Stock into which the shares of the Series A Preferred Stock owned by VEMI are convertible fall below 1,007,190, which is half of the number of shares into which the Series A Preferred Stock was convertible when it was originally issued.

         In connection with the issuance of the Series A Preferred Stock to VEMI, Mr. Scott and Mr. Tzur both executed irrevocable proxies in favor of VEMI or its representative. The proxies cover all the shares of our Common Stock owned by Mr. Scott and Mr. Tzur, which are currently 2,021,150 shares. The proxies effectively grant VEMI voting power over the shares owned by Mr. Tzur and Mr. Scott if an event of default, as defined in the certificate of designations for the Series A Preferred Stock or the Default Warrant issued to VEMI, occurs. The proxies generally give VEMI the power to vote a number of shares owned by Mr. Scott and Mr. Tzur equal to the number of shares it acquires upon exercise of the Default Warrant, which can only be exercised if a defined event of default occurs. However, if the default in question stems from our breach of any provision of the purchase agreement relating to the issuance of the Series A Preferred Stock, the stockholders agreement described above, any of the warrants issued to VEMI, or the supply agreement entered into with Wanxiang America Corporation, VEMI or its designee will have the right to vote all of the shares held by Mr. Tzur and Mr. Scott whether or not it exercises the Default Warrant. If a default occurs which grants VEMI or its designee voting rights over all of the shares and is later cured, the voting rights will terminate after one year.

                              INDEPENDENT AUDITORS

         The Board of Directors, upon recommendation of the Audit Committee, appointed the firm of Altschuler, Melvoin & Glasser LLP ("AM&G") certified public accountants for 2001. The Board of Directors has not yet determined who will be our independent auditors for 2002.

         AM&G has a continuing relationship with American Express Tax and Business Services, Inc. ("TBS") from which it leases staff who are full time, permanent employees of TBS and through which its parents provide non-audit services. As a result of this arrangement, AM&G has no full time employees and, therefore, none of the audit services performed were provided by permanent, full-time employees of AM&G. AM&G manages and supervises the audit engagement and the audit staff and are exclusively responsible for the opinion rendered in connection with its audit.

         Other services, which do not include financial information system design and Implementation have been provided by TBS.

         Aggregate fees billed to us by AM&G for professional services rendered for the year ended December 31, 2001 and for reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that year approximated $125,000. The aggregate fees billed by AM&G for other professional services rendered during 2001, other than the services described above, approximately $44,000. Other professional services consisted principally of review of registration statements, audit of an employee benefit plan and consultation on various accounting and reporting matters. AM&G did not render any services for financial information systems design and implementation.

         A representative of AM&G is expected to be present at the Meeting. Such representative will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate Stockholder questions.

                          DATE FOR RECEIPT OF PROPOSALS

         In order for Stockholder proposals to be included in the proxy materials for the our 2003 Meeting of Stockholders, any such proposal must be received by us at our executive offices not later than January 4, 2003 and meet all other applicable requirements for inclusion therein.

                                 OTHER BUSINESS

         The Board of Directors is not aware of any other matter to come before the Meeting. However, if any such matter does come before the Meeting which requires the vote of the Stockholders, it is the intention of the persons named in the enclosed Proxies to vote the shares of Common Stock represented thereby in accordance with the recommendations of our management and their judgment on such matter.

                           ANNUAL REPORT ON FORM 10-K

         A copy of our Annual Report on Form 10-K for the year ended December 31, 2001 will be provided free of charge to Stockholders upon written request directed to Universal Automotive Industries, Inc., 11859 South Central Avenue, Alsip, Illinois 60803, Attention: Robert W. Zimmer. In addition, this Annual Report is available free of charge on our website, www.universalbrake.com.

                                          By order of the Board of Directors,



                                          Robert W. Zimmer, Secretary

Chicago, Illinois
May 15, 2002

                     UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                           11859 SOUTH CENTRAL AVENUE
                              ALSIP, ILLINOIS 60803

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby appoints Yehuda Tzur and Robert Zimmer, and each of them, as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the Shares of Common Stock of Universal Automotive Industries, Inc. (the "Corporation") held of record by the undersigned on April 22, 2002, at the Annual Meeting of Stockholders when convened on June 20, 2002, or any adjournment thereof.

1. ELECTION OF DIRECTORS--PROPOSAL to elect nine Directors to hold office until the next Annual Meeting of Stockholders, or otherwise as provided in the Corporation's Certificate of Incorporation (check one box):

|_|  FOR all nominees listed below              |_|  WITHHOLD AUTHORITY
(except as withheld in the space                to vote for all of the nominees
provided below)                                 listed below

NOMINEES: Mr. Yehuda Tzur, Mr. Arvin Scott, Mr. Sami Israel, Mr. Sol S. Weiner, Mr. Sheldon Robinson, Mr. Dennis L. Kessler, Ms. M. Catherine Jaros, Mr. Zemin Xu and Mr. Feng Dong.

(INSTRUCTIONS To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)



----------------------------------------



                          CONTINUED ON THE REVERSE SIDE

         OTHER BUSINESS--in their discretion, the Proxies are authorized to transact any other business as may properly come before the Meeting, or any adjournment thereof.

         This proxy when properly executed will be voted in the manner directly herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1.



                                            ------------------------------------
                                            Signature                       Date



                                            ------------------------------------
                                            Signature                       Date


                                            NOTE: Sign exactly as name appears
                                            above. If joint tenant, both should
                                            sign. If attorney, executor,
                                            administrator, trustee or guardian,
                                            give full title as such. If a
                                            corporation, please sign corporate
                                            name by President or authorized
                                            officer. If a partnership, sign in
                                            full partnership name by authorized
                                            person.


Please promptly initial, date, sign and return the card using the addressed envelope. Please contact Robert Zimmer at (708) 293-4050 with any questions regarding the above.